Exhibit 99.1

News Release

Media Contacts:	Christopher Garland	Investor Contact:	Graeme Bell
	(908) 423-3461		(908) 423-5185

Kent Jarrell
(202) 230-1833
Merck Agreement to Resolve U.S. VIOXX® Product Liability Lawsuits
Agreement Provides for $4.85 Billion Payment
WHITEHOUSE STATION, N.J., Nov. 9, 2007 — Merck & Co., Inc. today announced that it has entered into an agreement with the law firms that comprise the executive committee of the Plaintiffs’ Steering Committee of the federal multidistrict VIOXX litigation as well as representatives of plaintiffs’ counsel in state coordinated proceedings to resolve state and federal myocardial infarction (MI) and ischemic stroke claims already filed against the Company in the United States. The agreement, which also applies to tolled claims, was signed by the parties this morning after they met with three of the four judges overseeing the coordination of more than 95 percent of the current claims in the VIOXX litigation.
     If certain conditions under the agreement are met, the Company will pay a fixed amount of $4.85 billion into a settlement fund for qualifying claims that enter into the resolution process. This is not a class-action settlement. Claims will be evaluated on an individual basis.
     “This is a good and responsible agreement that will allow the Company to concentrate even more fully on its mission of discovering, developing and delivering novel medicines and vaccines,” said Richard T. Clark, chairman, president and chief executive officer of Merck. “The agreement is structured to provide a significant degree of certainty toward resolving the majority of the outstanding VIOXX product liability claims in the United States for a fixed amount.”
     The conditions in the agreement, which is open only to those cases filed or tolled on or before Nov. 8, 2007, include:
•	To qualify, claimants will have to pass three gates: an injury gate requiring objective, medical proof of MI or ischemic stroke (as defined in the agreement), a duration gate based on documented receipt of at least 30 VIOXX pills, and a proximity gate
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requiring receipt of pills in sufficient number and proximity to the event to support a presumption of ingestion of VIOXX within 14 days before the claimed injury;

•	Individual cases will be examined by administrators of the resolution process to determine qualification based on objective, documented facts provided by claimants, including records sufficient for a scientific evaluation of independent risk factors;

•	The agreement provides that Merck does not admit causation or fault;

•	Neither stroke claims that are hemorrhagic in nature nor transient ischemic attacks will qualify;

•	Law firms on the federal and state Plaintiffs’ Steering Committees and firms that have tried cases in the coordinated proceedings must recommend enrollment in the program to 100 percent of their clients who allege either MI or ischemic stroke;

•	The parties agree to seek court orders from the four coordination judges requiring plaintiffs’ attorneys to promptly register all of their VIOXX claims, whether filed or tolled, and to identify the alleged injury — in order to establish the universe of all existing claims in the United States;

•	Participation conditions: payment obligations under the agreement will be triggered only if, by March 1, 2008 (subject to extension by Merck), plaintiffs enroll in the settlement process: (a) 85 percent or more of all currently pending and tolled MI claims, (b) 85 percent or more of all currently pending and tolled ischemic stroke claims; (c) 85 percent or more of all eligible claims involving a death; and (d) 85 percent or more of all eligible claims alleging more than 12 months of use; and

•	This agreement applies only to U.S. legal residents and those who allege that their MI or ischemic stroke occurred in the United States.
     Under the agreement, separate funds will be created by the Company in the amount of $4 billion for MI claims and $850 million for ischemic stroke claims. Once triggered, Merck’s total payment for both funds of $4.85 billion is a fixed amount to be allocated among qualifying claimants based on their individual evaluation. While at this time the exact number of claimants covered by this agreement is unknown, the total dollar amount is fixed. Payments to individual qualifying claimants could begin as early as August 2008 and then will be paid over a period of time. Merck retains its right to terminate this process without any payment to any claimant, and to defend each claim individually at trial if any of the participation conditions in the agreement are not met.
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     The Company expects to record a fourth-quarter 2007 pre-tax charge in the amount of $4.85 billion to cover the cost of the agreement.
     “This agreement is the product of our defense strategy in the United States during the past three years and is consistent with our commitment to defend each claim individually through rigorous scientific scrutiny. Under the agreement, there will be an orderly, documented and objective process to examine individual claims to determine if they qualify for payment,” said Bruce N. Kuhlik, senior vice president and general counsel of Merck. “This agreement also makes sense for the Company because since 2004, we have reserved approximately $1.9 billion for defending VIOXX litigation and, absent this agreement, could anticipate that the litigation might stretch on for years.”
     “Creating a process to look at individual claims is the fairest way to efficiently and quickly provide payment to qualified claimants,” said Russ Herman, Liaison Counsel in the federal multidistrict VIOXX litigation and Chair of the Plaintiffs’ Negotiating Committee. “Specific causation has been a very difficult issue. This is an opportunity to end a long and difficult litigation that has stretched on for more than three years. A fair resolution is in everybody’s best interest. This agreement would only apply to claims already filed or tolled.”
     “This is the right time for an agreement,” said Mr. Kuhlik. “Recent court rulings confirmed that the window has closed for filing suits in a number of states, consistent with our view that statutes of limitations have expired in almost every state. Additionally, three of the coordination judges have issued orders that require non-eligible and non-participating plaintiffs to provide documentation of the factual basis for their claims early in the litigation process. Merck reserves the right under this agreement to terminate our involvement unless the vast majority of eligible claimants elect to participate.”
     Forty-two states, Puerto Rico and the District of Columbia have statutes of limitations of three years or less. Already, New Jersey Superior Court Judge Carol Higbee and Federal District Court Judge Eldon Fallon have issued orders in cases from New Jersey and eight other jurisdictions ruling that the statutory period for making VIOXX personal injury claims has passed. Merck voluntarily withdrew VIOXX from the marketplace on Sept. 30, 2004.
     The discussions between Merck and the plaintiffs were originally requested by Judge Fallon, Judge Higbee, California Superior Court Judge Victoria Chaney, and Texas County Court Judge Randy Wilson. Judges Fallon, Higbee and Chaney, who met with the parties prior to the agreement being signed, issued case management orders that will require plaintiffs seeking to pursue VIOXX claims outside this resolution process to provide in a timely fashion certified copies of their medical and pharmacy records, as well as expert causation opinions.
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Merck has submitted a similar order to Judge Wilson.
     The Company will continue to defend all claims that are not included in the resolution process.
     Plaintiffs requesting additional information should contact the Chair of the Plaintiffs’ Negotiating Committee for further information:
     Russ Herman of Herman, Herman, Katz & Cotlar, LLP at (504) 581-4892.
Status of Litigation
     Juries have now decided in favor of the Company 12 times and in plaintiffs’ favor five times. One Merck verdict was set aside by the court and has not been retried. Another Merck verdict was set aside and retried, leading to one of the five plaintiff verdicts. There have been two unresolved mistrials.
     As of Oct. 9, 2007, in the United States, the Company had been served or was aware that it had been named as a defendant in approximately 26,600 lawsuits, filed on or before Sept. 30, 2007, which include approximately 47,000 plaintiff groups, alleging personal injuries resulting from the use of VIOXX, and in approximately 264 putative class actions alleging personal injuries and/or economic loss.
     Merck has entered into a tolling agreement with the multidistrict litigation Plaintiffs’ Steering Committee that establishes a procedure to halt the running of the statute of limitations for certain categories of claims allegedly arising from the use of VIOXX by non-New Jersey citizens. The Tolling Agreement requires any tolled claims to be filed in federal court. As of Sept. 30, 2007, approximately 14,100 claimants had entered into Tolling Agreements. The parties agreed that April 9, 2007, was the deadline for filing Tolling Agreements and no additional Tolling Agreements are being accepted.
     The claims of over 5,550 plaintiff groups had been dismissed as of Sept. 30, 2007. In addition, about 20 cases scheduled for trial were either dismissed or withdrawn from the trial calendar by plaintiffs before a jury could be selected.
Investor Conference Call
Investors and media are invited to a live audio web cast of a conference call today from 8:30 a.m. EST until 9:30 a.m. EST by visiting the Newsroom section of Merck’s Web site, www.merck.com/newsroom/webcast/. Institutional investors, analysts and media can participate in the call by dialing (706) 758-9927 or (877) 381-5782. To listen to the replay, dial
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(706) 645-9291 or (800) 642-1687 and enter ID # 22970377 or access the web cast. Replays will be available starting at 10:00 a.m. EST today. Participants will include:
•	Richard T. Clark, Merck chairman, president and chief executive officer;

•	Bruce N. Kuhlik, Merck senior vice president and general counsel;

•	Kenneth C. Frazier, Merck executive vice president and president, Global Human Health;

•	Peter N. Kellogg, Merck executive vice president and chief financial officer;

•	Graeme Bell, Merck executive director investor relations; and

•	Theodore V.H. Mayer, Hughes Hubbard & Reed LLP, Merck outside counsel for VIOXX.
Forward-Looking Statement
     This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of Merck’s Form 10-K for the year ended Dec. 31, 2006, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.
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